Exhibit 10.5

LETTER AGREEMENT

By this Letter Agreement entered into as of June 20, 2007, for good and valuable consideration the adequacy of which is hereby acknowledged, and intending to be legally bound, the Shareholders and IMTT Holdings Inc. (collectively with its subsidiaries, the “Company”) agree to the following:

i) In the event of the issuance of tax exempt Gulf Opportunity Zone Bonds (“GO Zone Bonds”) by the Company, the Shareholders shall cause the Members of the Board appointed by them to, and the Company shall, declare and pay a dividend with respect to each Fiscal Quarter in accordance with the requirements and conditions set forth in Section 4 of the Shareholders’ Agreement with adjustments as set out in Schedule 1. In the event that it becomes definitively known that less than $215 million face value of GO Zone Bonds will be issued by the Company, the parties agree that the adjustments as set forth in Schedule 1 shall be prorated based upon the cumulative GO Zone Bonds actually issued as against $215 million of anticipated Go Zone Bonds; and

ii) The parties agree that for the purposes only of Section 5 of the Shareholders’ Agreement (and specifically not Sections 4(d) and 4(e) of the Shareholders’ Agreement), Net Debt shall be reduced by an amount equal to the cumulative net adjustments made to dividends declared and paid by the Company pursuant to clause (i) of this Agreement (including such adjustments made with respect to the most recent Fiscal Quarter); and

iii) For the avoidance of doubt, no provision of this Letter Agreement is intended to amend the requirement in Section 4 of the Shareholders’ Agreement that the declaration and payment of dividends by the Company be subject to the following:

a)	such dividend is permitted by the terms of the financing agreements of the Company and by applicable law;

b)
the payment of the dividend would not result in the Company retaining insufficient reserves of cash, cash equivalents and/or committed and unutilized credit facilities to enable the Company to meet the normal requirements of its business and to fund Capital Expenditure previously approved by the Board;

c)	Section 4(d) and 4(e) of the Shareholders’ Agreement.

The Shareholders and the Company further agree that this Letter Agreement constitutes an amendment to the Shareholders Agreement dated April 14, 2006 (as amended) between the Shareholders and the Company (the “Shareholders’ Agreement”) and that, except as set forth herein, that Shareholders’ Agreement shall remain in full force and effect. Capitalized terms in this Letter Agreement shall be as defined in the Shareholders’ Agreement unless otherwise defined herein. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IMTT HOLDINGS INC.

By:	/s/ Thomas B. Coleman
Name: THOMAS B. COLEMAN
Title: CHIEF EXECUTIVE OFFICER

SHAREHOLDERS:

MACQUARIE TERMINAL HOLDINGS LLC
By:	Macquarie Infrastructure Company Inc. (d/b/a Macquarie Infrastructure Company (US))

By:	/s/ Peter Stokes
Name: PETER STOKES
Title: CHIEF EXECUTIVE OFFICER

CURRENT BENEFICIAL SHAREHOLDERS ARE HEREIN REPRESENTED BY:

JAMES J. COLEMAN JR., THOMAS B. COLEMAN AND JAMES OWEN COLEMAN, TRUSTEES OF VOTING TRUST AGREEMENT DATED MAY 2, 2006 AS AMENDED ON JANUARY 11, 2007.

By:	/s/ Thomas B. Coleman
THOMAS B. COLEMAN, TRUSTEE

By:	/s/ James J. Coleman
JAMES J. COLEMAN JR., TRUSTEE

By:	/s/ James O. Coleman
JAMES O. COLEMAN, TRUSTEE

Schedule 1

THIS SCHEDULE IS BASED UPON THE ISSUANCE OF
$215 MILLION OF GO ZONE BONDS

For each Fiscal Quarter beginning with the Fiscal Quarter ended March 31, 2009 through the Fiscal Quarter ended December 31, 2010 the dividend declared and paid by the Company to the Shareholders will be increased by the following amounts:

•	All Fiscal Quarters in 2009: $3,400,000 increase per Fiscal Quarter
•	All Fiscal Quarters in 2010: $1,300,000 increase per Fiscal Quarter

For each Fiscal Quarter beginning with the Fiscal Quarter ended March 31, 2011 through the Fiscal Quarter ended September 30, 2015 the dividend declared and paid by the Company to the Shareholders will be decreased by the following amounts:

•	All Fiscal Quarters in 2011: $300,000 decrease per Fiscal Quarter
•	All Fiscal Quarters in 2012: $600,000 decrease per Fiscal Quarter
•	All Fiscal Quarters in 2013: $1,100,000 decrease per Fiscal Quarter
•	All Fiscal Quarters in 2014: $1,600,000 decrease per Fiscal Quarter
•	First two Fiscal Quarters in 2015: $1,600,000 decrease per Fiscal Quarter
•	Fiscal Quarter ended September 30, 2015: $1,200,000 decrease.